Exhibit 99.1

Revenue (by product category):

	Fourth Quarter 2013	Full Year 2013

Cardiac Rhythm Management	$655 million - $685 million	$2.733 billion – $2.763 billion
Atrial Fibrillation	$235 million - $255 million	$940 million – $960 million
Cardiovascular	$320 million - $340 million	$1.305 billion – $1.325 billion
Neuromodulation	$105 million - $115 million	$416 million – $426 million

Earnings:

The Company expects its adjusted diluted net earnings per share for the fourth quarter to be in the range of $0.95 - $0.97 and its adjusted diluted net earnings per share for full year 2013 to be in the range of $3.72 -$3.74.

As reconciled below, the Company's estimated fourth quarter and full year 2013 adjusted diluted net earnings per share excludes the impact of certain estimated after-tax charges (credits):

	Fourth Quarter 2013	Full Year 2013

Estimated 2013 diluted net earnings per share	$ 0.53 - $ 0.55	$ 2.61 - $ 2.63
Estimated restructuring actions and other (1)	0.30	0.57
Estimated acquisition-related charges/(credits), net (2)	0.04	0.15
Estimated intangible asset impairment charges (3)	0.08	0.11
License dispute settlement charge (4)	—	0.05
Long-term debt redemption (5)	—	0.35
Federal R&D tax credit extension (6)	—	(0.07)
Settlement of domestic tax audits (7)	—	(0.05)
Estimated 2013 adjusted diluted net earnings per share (Non-GAAP)	$ 0.95 - $ 0.97	$ 3.72 - $ 3.74

(1)  In the third quarter of 2012, the Company announced restructuring actions associated with the realignment of our product divisions and to centralize certain support functions. Related to these ongoing business restructuring efforts, the Company approved additional actions in the fourth quarter of 2013 and expects to incur charges through the fourth quarter of 2013 and first half of 2014 for employee termination costs, asset write-downs, contract termination payments and other costs.

(2)  Estimated acquisition-related charges/(credits), net include direct acquisition transaction costs, acquired inventory step-up amortization expense and other acquisition-related costs, including remeasurement (gains)/losses on previously-held cost investments.

(3)  Includes impairment charges recognized in the second quarter of 2013 related to certain customer relationship intangible assets and estimated indefinite-lived in-process research & development intangible asset impairments expected to be recognized in the fourth quarter of 2013, related to a longer than expected timeline to U.S. regulatory approval for certain CATD product lines.

(4)  Settlement expense recognized in the second quarter of 2013 related to the resolution of a license dispute associated with technology in certain CATD product lines.

(5)  Debt retirement costs recognized in the second quarter of 2013 primarily associated with the make-whole provisions of long-term notes retired prior to their scheduled maturities.

(6)  The federal research and development tax credit was extended in 2013 retroactive to the beginning of the 2012 fiscal year. The Company's above estimated 2013 adjusted diluted net earnings per share excludes the tax benefit related to fiscal year 2012 recognized in the first quarter of 2013.

(7)  Income tax benefit recognized in the third quarter of 2013 related to the settlement of domestic tax audits.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as acquisition-related costs, restructuring charges, impairment charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as acquisitions, business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Forward-Looking Statements

This exhibit contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2013. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.